FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-21

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/15/21 10:36:39

To: [REDACTED] (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: WFCM 2021-C60 *PUBLIC PRICE GUIDANCE*

WFCM 2021-C60 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $645.696 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

CREDIT SUISSE SECURITIES (USA) LLC

UBS SECURITIES LLC

CO-MANAGERS: ACADEMY SECURITIES, INC.

DREXEL HAMILTON, LLC

SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	DBRSM/FITCH/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	PX GUID
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	17.659	30.000%	2.62	41.4%	14.2%	IS+25A
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	45.569	30.000%	4.92	41.4%	14.2%	IS+55A
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	24.458	30.000%	7.23	41.4%	14.2%	IS+58A
A-3*	AAA(sf)/AAA(sf)/Aaa(sf)	175.000	30.000%	9.32	41.4%	14.2%	A4-2BPS
A-4*	AAA(sf)/AAA(sf)/Aaa(sf)	261.357	30.000%	9.88	41.4%	14.2%	IS+70A
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	524.043	N/A	N/A	N/A	N/A
X-B	AA(sf)/A-(sf)/NR	121.653	N/A	N/A	N/A	N/A
A-S	AAA(sf)/AAA(sf)/Aa1(sf)	58.019	22.250%	9.96	45.9%	12.8%	IS+90A
B	AAA(sf)/AA-(sf)/NR	34.624	17.625%	9.96	48.7%	12.1%	IS+110A
C	AA(low)(sf)/A-(sf)/NR	29.010	13.750%	9.96	51.0%	11.5%	IS+150A
NON-OFFERED
X-D	AA(low)(sf)/BBB+(sf)/NR	11.192	N/A N/A	N/A	N/A
D	A(high)(sf)/BBB+(sf)/NR	11.192	12.255%	9.96	51.9%	11.3%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$748,633,043
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	107
WA CUT-OFF LTV:	59.1%
WA BALLOON LTV:	55.3%
WA U/W NCF DSCR:	2.32x
WA U/W NOI DEBT YIELD:	10.0%
WA MORTGAGE RATE:	3.766%
TOP TEN LOANS %:	46.5%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	356
WA SEASONING (MOS):	2

LOAN SELLERS:	LMF(30.2%), WFB(24.2%), COLUMN(13.7%),
UBS AG(11.9%), BSPRT(10.1%), LCF(9.8%)

TOP 3 PROPERTY TYPES:	RETAIL(28.5%), MULTIFAMILY(23.0%),
INDUSTRIAL(15.5%)

TOP 5 STATES:	NY(20.8%), CA(18.1%), AZ(9.2%),
PA(9.2%), IL(5.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC
BANK, NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TODAY
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	LATE THE WEEK OF JULY 12, 2021
ANTICIPATED SETTLEMENT:	JULY 29, 2021

THIRD PARTY PASSWORDS
BBG:
Dealname:	WFCM 2021-C60
Password:	2021C60

Intex:
Dealname:	WFC21C60
Password:	8ehrioctlqt652g5z

Trepp:
Dealname:	WFCM 2021-C60
Password:	2021C60

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.